Exhibit 12(b)

July 10, 2009

Legg Mason Income Trust, Inc.

100 Light Street

Baltimore, Maryland 21202

Legg Mason Partners Income Trust

55 Water Street

New York, New York 10041

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.5 of the Agreement and Plan of Reorganization, dated as of July 2, 2009, by and among Legg Mason Partners Income Trust (the “Acquiring Entity”), a Maryland business trust, on behalf of Legg Mason Partners Short-Term Bond Fund, a series thereof (the “Acquiring Fund”), Legg Mason Income Trust, Inc. (the “Acquired Entity”), a Maryland corporation, on behalf of Legg Mason Limited Duration Bond Portfolio, a series thereof (the “Acquired Fund”), and Legg Mason Partners Fund Advisor, LLC (the “Agreement”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. The Agreement contemplates the acquisition of all of the assets of the Acquired Fund as of the Valuation Date (the “Assets”) by the Acquiring Fund in exchange for (a) the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund and (b) the issuance and delivery by the Acquiring Fund to the Acquired Fund, for distribution, in accordance with Section 1.5 of the Agreement, pro rata within each class of Acquired Fund Shares, to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares and in complete liquidation of the Acquired Fund, of a number of Acquiring Fund Shares of the corresponding class having an aggregate net asset value equal to the value of such assets, less the amount of such liabilities, of the Acquired Fund so transferred to the Acquiring Fund (the “Reorganization”).

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Combined Proxy Statement and Prospectus on Form N-14 filed with the Securities and Exchange Commission on or about May 1, 2009 with respect to the Reorganization, and related documents (collectively, the “Transaction Documents”). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction

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Legg Mason Partners Income Trust
July 10, 2009
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Documents, and in certificates of the Acquired Entity and the Acquiring Entity dated as of the date hereof and attached hereto (the “Certificates”). Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificates will be true and correct in all material respects as of the date of the Reorganization, and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code as presently in effect (the “Code”) and the regulations, rulings, and interpretations thereof in force as of this date. We assume no obligation to update our opinion to reflect any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

1.	The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.	No gain or loss will be recognized by the Acquired Fund upon the transfer of its Assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the Liabilities, or upon the distribution of the Acquiring Fund Shares by the Acquired Fund to its shareholders in liquidation, except for (A) any gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code and (C) any other gain or loss that may be required to be recognized as a result of the closing of the Acquired Fund’s tax year.

3.	The tax basis in the hands of the Acquiring Fund of each Asset so transferred will be the same as the tax basis of such Asset in the hands of the Acquired Fund immediately prior to the transfer, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Fund upon the transfer.

4.	The holding period of each Asset in the hands of the Acquiring Fund, other than assets, if any, with respect to which gain or loss is required to be recognized, will include in each instance the period during which the Asset was held by the Acquired Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an Asset).

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July 10, 2009
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5.	No gain or loss will be recognized by the Acquiring Fund upon receipt of the Assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Acquired Fund.

6.	No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of all of their Acquired Fund Shares solely for Acquiring Fund Shares as part of the Reorganization.

7.	The aggregate tax basis of the Acquiring Fund Shares that each Acquired Fund Shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor.

8.	The holding period for the Acquiring Fund Shares received by an Acquired Fund Shareholder will include the holding period of the Acquired Fund Shares exchanged therefor, provided that such Acquired Fund Shares were held as capital assets on the date of the exchange.

This opinion is being delivered solely to you for your use in connection with the Reorganization, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,

BINGHAM MCCUTCHEN LLP